EXHIBIT 12.01

                      Ratio of Earnings to Fixed Charges


                           12-Months
                             Ended
                          September 30,       Year Ended December 31,
                            --------------------------------------------------
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                             2001     2000     1999    1998     1997     1996
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                                          (Dollars in Thousands)
Income from Continuing      $19,831  $17,685  $16,342 $15,186  $14,059  $13,460
Operations
Taxes on Income             $16,127  $14,881  $13,473 $10,360   $9,830  $10,283
Interest Charges            $14,733  $14,350  $12,945 $11,207  $10,157  $10,500
  Earnings Available for    $50,691  $46,916  $42,760 $36,753  $34,046  $34,243
  Fixed Charges
  Total Fixed Interest      $14,733  $14,350  $12,945 $11,207  $10,157  $10,500
  Charges
 Ratio of Earnings to Total  3.44     3.27    3.30     3.28     3.35     3.26
 Fixed Charges